Exhibit 99.10

Koch Vision

The Vision of Koch Industries, Inc.

Koch Industries is a trading, investment and operating company that aggressively identifies and acquires companies in which it can leverage our strengths to generate superior earnings or market value.

Consistent with this, we continuously review our current businesses and investments to ensure that our strategies are providing the highest return and value relative to the risk.

Our form of participation in each company or investment will adapt to optimize our risk-adjusted return. These forms include equity, debt, 100 percent ownership, and joint ventures.

The requirements for superior results

To ensure our Vision leads to superior results, we must be world-class in each of the following core capabilities and their related dimensions:

•	Trading: point of view, value chain analysis, strategy development, quantitative analysis, risk management, and execution.

•	Operations Excellence: compliance, employee health and safety, environmental stewardship, audit and assurance, benchmarking, cost effectiveness (including SG&A), and merger and acquisition support.

•	Transaction Excellence: opportunity network, value creation strategy, decision-making framework, mergers and acquisitions, financial and organizational structuring and due diligence.

•	Market Based Management®: attracting, developing and rewarding superior performers, internal communication, measures, Principled Entrepreneurship™, and Guiding Principles.

•	Public Sector: Legal, communications, community and government relations, and philanthropy.

Koch Industries’ Mission

Koch Industries seeks to maximize the present value of future profits. Doing so provides security and opportunity for stockholders and productive employees, while also benefiting customers and society.

We accomplish this mission by building competitive advantages, such as:

•	better serving customer needs while using less resources, and

•	capturing profitable opportunities

•	to satisfy customer needs

•	for investment.

We create these advantages and opportunities through leadership in developing and practicing MBM®.

Koch Industries’ Philosophy

Producing superior value for customers with fewer resources improves the viability of both Koch Industries and our customers, and the well-being of society. Only by striving to profit by this, the economic means, can we sustain our growth and continue to provide more and better jobs.

Each Koch company’s mission can best be accomplished when every employee contributes to these economic profits, which require a commitment to safe and environmentally sound practices. Thus, each Koch company strives to select, place, develop, reward, and provide security and opportunity for employees according to their contributions to the long-term profitability of the company.

Keys to success

Our success is determined primarily by how well we utilize our combined knowledge to anticipate and meet changing customer needs. Full use of this knowledge requires we create a culture in which people:

•	are open and receptive

•	treat each other with care and respect

•	are provided the necessary education and information, and

•	are given the opportunity to make meaningful contributions.

We strive to transform our knowledge into profitable activity by improving decision-making processes. This includes:

•	clearly articulating individual responsibilities based on each person’s comparative advantages

•	ensuring that everyone understands how his or her activities contribute to profits, and

•	providing incentives for everyone to focus on advancing the mission.

Philosophically and culturally, Georgia-Pacific will likely grow in ways proven successful over the years at Koch companies – based on the fact that the company will be a subsidiary of Koch Industries, assuming successful completion of this merger. However, it is important to remember that Georgia-Pacific will operate independently.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Georgia-Pacific common stock described in this communication has not commenced. At the time the offer is commenced, an indirect, wholly-owned subsidiary of Koch Industries will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Georgia-Pacific will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Georgia-Pacific security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.